EXHIBIT 99.1

Manatron Announces Fiscal 2005 Second Quarter
and First Half Financial Results

•	Gwinnett County goes live with four modules of GRM™
•	Company completes VisiCraft acquisition
•	Recent contracts in Arizona, Idaho and Virginia totaling nearly $10 million

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, President and CEO	or	Matthew Hayden, President
Manatron, Inc. (269) 567-2900		Hayden Communications, Inc. (843) 272-4653
paul.sylvester@manatron.com		matt@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - December 10, 2004-Manatron, Inc. (NASDAQ: MANA) a leading provider of software products and services for local governments, including the revolutionary Government Revenue Management™ (GRM™) software, today announced its financial results for the three and six-month periods ended October 31, 2004.

For the second quarter, net revenues increased 3.7 percent to $9.3 million from $9.0 million for the comparable quarter in the prior fiscal year. Second quarter net revenues increased 7.6 percent over the $8.7 million of net revenues reported for the Company's first quarter of the current fiscal year. The increase in second quarter revenues is due primarily to the recognition of license and service revenue on several new projects, including Baltimore, Maryland, Canyon County, Idaho, Champaign County, Ohio, Gwinnett County, Georgia, Kenai, Alaska, Loudon County, Virginia, Mahoning County, Ohio and Payette County, Idaho. For the six months ended October 31, 2004, net revenues decreased 0.5 percent to $18.0 million versus $18.1 million for the first half of the prior fiscal year.

"The decisions to sell the Financial and Judicial product lines to focus solely on our core tax and appraisal business, as well as the decision to focus on value-added software and solutions instead of reselling commodity items, continue to negatively impact revenues in the short-term," said Paul Sylvester, Manatron President and Chief Executive Officer. "These decisions were nonetheless in line with our long-term business strategy of becoming the property solutions market leader for local governments. The sale of these product lines did result in substantial one-time gains that significantly benefited our six-month results for both fiscal years. Furthermore, if you exclude the revenues related to these divestitures and the hardware and third-party software sales from both years, our pro forma net revenues for the three and six-month periods increased by 11.8 percent and 9.9 percent versus the respective periods in the prior fiscal year."

Gross profit for the second quarter was $3.9 million, which was the same amount posted for the second quarter of the prior fiscal year. For the half, gross profit decreased 2.5 percent to $7.3 million compared to $7.5 million for the first six months of the prior fiscal year. Selling, general and administrative expenses increased 6.1 percent to $3.9 million for the second quarter, although these expenses were flat compared to the first quarter of the current fiscal year. For the half, selling, general and administrative expenses increased 11.6 percent to $7.9 million versus $7.0 million for the comparable prior year period.

Manatron Announces Fiscal 2005 Second Quarter and First Half Financial Results; Page 2

Mr. Sylvester continued, "While some of our costs were higher due to the overall complexity of developing and rolling out new software, the majority of the increases in our expenses emanated from implementing the Company's growth strategy. We have created a number of new positions, are bringing in new talent and are investing heavily in our product, brand and image as we continue the transition of Manatron to the leader in our market. Our spending has however been under budget given that our revenue for the first six months has been below plan. We are building an infrastructure capable of supporting $10 to $12 million in quarterly revenues that will also be scalable to higher levels, creating additional leverage to our business model."

The Company reported net income of $22,184, or $0.00 per diluted share for the second quarter compared to net income of $158,852, or $0.04 per diluted share for the prior fiscal year second quarter. Net income for the six months ended October 31, 2004 was $1.1 million, or $0.26 per diluted share, and includes a nonrecurring gain of $2.2 million related to the sale of the Company's Judicial Product line. Net income for the six-month period in the prior fiscal year was $2.8 million, or $0.66 per diluted share, and includes a nonrecurring gain of $3.4 million related to the sale of the Company's Financial Product line.

"We are making meaningful progress," Mr. Sylvester continued. "Four modules of our new GRM software product suite are now live in Gwinnett County, with additional modules expected to go live in the spring of 2005. This represents a major milestone in the execution of our strategy. We anticipate leveraging off the momentum of this successful implementation in other counties going forward. The Arizona and Virginia Beach GRM contracts have now been signed and we continue to build momentum with the State of Idaho as well as our new Tax system. All three of these projects, which total nearly $10 million, have been started and will significantly benefit the second half of the current fiscal year, as well as fiscal 2006. We also continue to make steady progress in Florida and Ohio, and will be taking additional counties in both states live during the second half of this fiscal year."

Other quarterly highlights include:

•

The Company announced that it has formed a strategic partnership with Bid4Assets, Inc., the nations' leader in online advertising and auction services for federal, state and local government. This partnership will allow Manatron to deliver Internet tax sale functionality to its Florida client base.

•

Effective November 1, 2004, Manatron acquired substantially all of the assets of VisiCraft Systems, Inc. and assumed the support and maintenance obligations of its software contracts for approximately $1.5 million. VisiCraft has property tax contracts with 23 counties and 3 cities in the State of Georgia. All five of their employees have joined the Manatron team and bring with them a wealth of experience related to property tax design, development, implementation and support.

•

The Company's Board of Directors authorized the purchase of up to $500,000 of the Company's stock during the next 12 months. This authorization replaces the previous repurchase plan announced on October 13, 2003, which expired.

•	The Company's backlog increased to $27 million as of October 31, 2004 versus $24 million at October 31, 2003.

Mr. Sylvester concluded, "Despite the improvements in software license fees and related professional service revenues for the second quarter, our net revenues for both the quarter and the first half of this fiscal year were below our expectations. With the national election completed, our recent contract wins and increased backlog, as well as our planned upcoming implementation activity, we continue to believe that net revenues for the second half of the current fiscal year will be higher than the first half."

Manatron Announces Fiscal 2005 Second Quarter and First Half Financial Results; Page 3

The Company finished the quarter with $7.4 million in cash and short-term investments, a current ratio of 2.2 to 1 and no bank debt. Shareholders' equity increased 7.0 percent to $21.7 million versus $20.3 million reported as of April 30, 2004.

Management will discuss the results in a conference call, scheduled for 11:00 a.m. (Eastern) today. Anyone interested in participating should call 877-407-8289 if calling within the United States or 201-689-8341 if calling internationally. There will be a playback available until December 17, 2004. To listen to the playback, please call 877-660-6853 if calling within the United States or 201-612-7415 if calling internationally. Please use account number 3055 and conference id number 126412 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at Manatron's website at www.manatron.com. The web cast may also be accessed at ViaVid's website at www.viavid.net. The web cast can be accessed until January 10, 2005 on either site. To access the web cast, you will need to have Windows Media Player on your desktop. For a free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Manatron, Inc.: Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and facilitate the broader business processes via eGovernment and Internet features, such as Internet payments and mortgage lender integration, targeted at the needs of taxpayers and industry professionals. Manatron also provides mass appraisal services, which includes the assessment of residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron is headquartered in Portage, Michigan and has offices in California, Florida, Georgia, Illinois, Indiana, North Carolina and Ohio. Manatron currently serves approximately 1,200 customers in 24 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

Non-GAAP Disclosure: Pro forma net revenues were calculated by subtracting Judicial-related revenue, Financial-related revenue and revenue from hardware and third-party software sales from the actual net revenue figures reported for the three and six-month periods in fiscal 2005 and 2004. Judicial and Financial revenue totaled $67,000 and $273,000 for the three and six months ended October 31, 2004, respectively. Judicial and Financial revenue totaled $555,000 and $1.4 million for the three and six months ended October 31, 2003, respectively. Hardware and third-party software sales totaled $241,000 and $448,000 for the three and six months ended October 31, 2004, respectively. Hardware and third-party software sales totaled $374,000 and $977,000 for the three and six months ended October 31, 2003, respectively.

Manatron Announces Fiscal 2005 Second Quarter and First Half Financial Results; Page 4

MANATRON, INC.
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,

	2004	2003	2004	2003

NET REVENUES	$9,331,035	$8,997,696	$17,999,804	$18,095,294

COST OF REVENUES	5,426,510	5,126,773	10,690,432	10,600,513

Gross Profit	3,904,525	3,870,923	7,309,372	7,494,781

SELLING, GENERAL & ADMIN EXPENSES	3,922,879	3,696,514	7,859,258	7,044,536

Income (loss) from operations	(18,354)	174,409	(549,886)	450,245

GAIN ON SALES	-	-	2,237,157	3,442,148

OTHER INCOME (EXPENSE), NET	53,538	66,143	125,896	134,167

Income before provision for income taxes	35,184	240,552	1,813,167	4,026,560

PROVISION FOR INCOME TAXES	13,000	81,700	680,000	1,230,700

NET INCOME	22,184	158,852	1,133,167	2,795,860

BASIC EARNINGS PER SHARE	$0.01	$0.04	$0.28	$0.71

DILUTED EARNINGS PER SHARE	$0.00	$0.04	$0.26	$0.66

BASIC WEIGHTED AVERAGE SHARES	4,134,095	4,000,899	4,112,532	3,952,856

DILUTED WEIGHTED AVERAGE SHARES	4,458,429	4,281,038	4,436,181	4,250,221

BALANCE SHEET HIGHLIGHTS

	10/31/04	04/30/04
	(unaudited)	(audited)
Cash and Short-term Investments	$7,413,252	$10,125,370
Other Current Assets	13,779,723	12,379,559
Total Current Assets	21,192,975	22,504,929
Net Property & Equipment	2,881,608	2,937,837
Other Assets	7,608,780	7,439,873
Total Assets	$31,683,363	$32,882,639

Current Liabilities	$9,623,497	$12,243,686
Deferred Income Taxes	343,000	343,000
Shareholders' Equity	21,716,866	20,295,953
Total Liabilities and Equity	$31,683,363	$32,882,639

Outstanding Shares	4,375,598	4,274,310

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